================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

                   [letterhead of Travis Street Partners, LLC]



Dr. Al O. Pacholder
Chairman and Chief Financial Officer
ICO, Inc.
11490 Westheimer, Suite 1000
Houston, Texas 77077

Dear Dr. Pacholder:

                     The purpose of this letter (this "Letter") is to set forth the understanding and agreements between ICO, Inc. ("ICO"), a Texas corporation, and Travis Street Partners, LLC, a Texas limited liability company ("TSP") with respect to a possible acquisition of ICO.

PART A.
------

                     The following numbered paragraphs of this Letter (collectively, the "Nonbinding Provisions") reflect the mutual understanding of the parties hereto with respect to the matters described therein, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between ICO and TSP, and neither ICO nor TSP have any liability to the other party with respect to the Nonbinding Provisions until definitive documentation with respect to the contemplated acquisition of ICO (the "Acquisition") is executed and delivered by and between all parties. If definitive documentation is not executed or delivered for any reason, no party to this Letter will have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

1. Subject to the terms outlined in this letter, TSP and ICO will promptly begin negotiating in good faith to arrive at a mutually acceptable definitive merger agreement (the "Definitive Agreement"). In connection with the Acquisition, TSP will acquire ICO in a series of friendly transactions through which holders of ICO common stock, par value $0.10 ("Common Stock"), will receive $2.65 per share, subject to adjustment as specified in paragraph 3 hereof.

2. The Acquisition will be subject to customary terms and conditions and to the following additional conditions:

           (a) Prior to TSP entering into the Definitive Agreement, TSP shall be satisfied, in its sole discretion, with its due diligence investigation of ICO's operations, taxes, environmental conditions, and any other relevant items.

           (b) Prior to TSP entering into the Definitive Agreement, TSP shall have determined, in its sole discretion, that EBITDA of the petrochemicals processing division of ICO for the calendar year ended December 31, 2001 will be at least $18.0 million based on TSP's own analysis of current operations and anticipated business trends. On March 27, 2001, in its discussion of the petrochemicals processing division's results, ICO stated that its trailing twelve months' EBITDA was $23.7 million.

           (c)        ICO's Board of Directors shall approve the Acquisition.

           (d) ICO shall have redeemed the rights issued under the ICO Shareholder Rights Plan (to neutralize the Poison Pill).

3. The price paid to holders of ICO Common Stock (the "Shareholders") will be adjusted to account for the following items:

           (a) Any and all fees, if any, paid to Varco International, Inc. and its subsidiaries and affiliates (collectively, "Varco").

           (b) Any and all professional fees paid to ICO's advisors and attorneys, including Bear, Stearns & Co. Inc., in excess of $3 million.

4.         ICO additionally agrees that:

           (a) TSP shall be given access to information related to the proposed sale of ICO's oilfield services business to Varco (the "Varco Transaction") under the existing Letter of Intent between ICO and Varco (the "Varco LOI"), including a description of the assets proposed to be sold and any liabilities proposed to be assumed by Varco.

           (b) TSP shall have provided satisfactory evidence to ICO of its ability to finance the proposed Acquisition at or prior to execution of the Definitive Agreement (the "Financing Condition"). TSP currently expects that the financing commitment will be provided by Deutsche Bank or an affiliate thereof.

5. Immediately prior to consummation of the proposed Acquisition, the employment agreements between ICO and Al Pacholder, Sylvia Pacholder, Robin Pacholder and David Gerst (the "Management Persons") shall have been voluntarily amended by the Management Persons to provide for maximum termination benefits aggregating $3 million.

PART B.
------

                     Upon execution by ICO and TSP of this Letter, the following numbered paragraphs of this Letter (collectively, the "Binding Provisions") will constitute the legally binding and enforceable agreement of ICO and TSP (in recognition of the significant costs to be borne by ICO and TSP in pursuing this proposed transaction and further in consideration of their mutual undertakings as to the matters described herein).


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
1. ICO will provide TSP complete access to the facilities, books and records of ICO and any of its subsidiaries with respect to (i) the Varco Transaction, (ii) ICO's petrochemicals processing division and
           (iii) other relevant matters (including taxes), and will cause the directors, employees, accountants, financial advisors, counsel and other agents and representatives (collectively, "Representatives") of ICO and its subsidiaries to cooperate fully with TSP and TSP's Representatives in connection with such due diligence investigation.

2.         ICO will immediately arrange a meeting between ICO, TSP, and Varco.

3. At all times prior to termination of this Letter, ICO shall not, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person (other than Varco in accordance with the Varco LOI) relating to the acquisition of ICO, its assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course). In the event that ICO breaches this paragraph, ICO shall thereupon immediately pay TSP the sum of $3,500,000.

4. In the event that the Binding Provisions are terminated by ICO pursuant to Paragraph 9(ii) below or, after the Definitive Agreement is entered into, the closing under the Definitive Agreement does not take place on or prior to July 31, 2001 (other than as a result of the termination of the Definitive Agreement as a result of a material breach by TSP of its obligations thereunder) then, immediately upon such termination or on August 1, 2001, as applicable, ICO shall pay to TSP the sum of $3,500,000. If such payment is made prior to termination of the Definitive Agreement and subsequent thereto the closing of the Acquisition takes place, TSP shall refund such sum to ICO.

5. Until the Definitive Agreement has been duly executed and delivered by all of the parties or the Binding Provisions have been terminated pursuant to Paragraph 9 below, ICO shall conduct its business only in the ordinary course and shall not engage in any extraordinary transactions without TSP's prior consent, except for the Varco Transaction in accordance with the Varco LOI.

6. ICO and TSP will make a joint announcement of the proposed Acquisition on execution of this Letter. The wording of the announcement is to be mutually agreed prior to release. Thereafter, except as and to the extent required by law (and in such case only following reasonable notice and opportunity to comment), without the prior written consent of the other party, neither TSP nor ICO shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter.

7. Except as and to the extent required by law, TSP shall not disclose or use, and it shall cause its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to

           ICO furnished, or to be furnished, by ICO or its Representatives to TSP or its Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Letter. For purposes of this Paragraph, "Confidential Information" means any information about ICO stamped "confidential" or identified in writing as such to TSP by ICO; provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by TSP; (ii) is obtained by TSP from a source other than ICO, provided that such source was not bound by a duty of confidentiality to ICO or another party with respect to such information or (iii) ICO is required to permit TSP, as a holder of more than 5% of the outstanding shares of ICO Common Stock, to examine and make extracts from pursuant to the Texas Business Corporation Act. If the Binding Provisions are terminated pursuant to Paragraph 9 below, TSP shall promptly return to ICO any Confidential Information in its possession.

8. ICO's 2001 Annual Meeting of Shareholders will be postponed to enable Shareholders to vote on the proposed Acquisition. If this Letter is terminated prior to the execution of the Definitive Agreement, such meeting shall be held no less than ten days and no more than thirty days following such termination.

9.         This Letter may be terminated:

           (a)        by mutual written consent of ICO and TSP; or

           (b) upon written notice by any party to the other party if the Definitive Agreement has not been executed by May 31, 2001;

provided, however, that the termination of this Letter shall not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of this Letter, the parties shall have no further obligations hereunder, except as stated in Paragraphs 3, 4, 6,7 and 8 of this Part B, which shall survive any such termination.

10. THIS LETTER IS VALID IF EXECUTED BY ICO PRIOR TO THE EXECUTION OF A DEFINITIVE AGREEMENT WITH RESPECT TO THE VARCO Transaction. ICO agrees that TSP shall have the right to terminate any binding obligation of TSP under this Letter in the event that any such definitive agreement between ICO and Varco is unacceptable to TSP for any reason in TSP's sole discretion.

                     To indicate your agreement to the terms set forth above, please sign and date this Letter in the space provided below and return a copy of the same to Timothy J. Gollin, Travis Street Partners, LLC, Bank One Center, 910 Travis Street, Suite 2150, Houston, Texas 77002 (telecopier: (713) 759-2040) at or before 5:00 p.m. (Houston time) on April 12, 2001, the time at which this Letter (if not so accepted prior thereto) will expire. If ICO elects to deliver the Letter by telecopier, please arrange for the executed original to follow by next-day courier.



                                            Very truly yours,


                                            Travis Street Partners, LLC

                                            By:
                                                -------------------------------
                                                Christopher N. O'Sullivan
                                                Manager



Agreed to and accepted this ___ day of April, 2001:

ICO, INC.

By:
    -------------------------------------------------
    Dr. Al O. Pacholder
    Chairman and Chief Financial Officer


cc: Steven D. Rubin (Weil, Gotshal & Manges, LLP)
Eugene F. Cowell III (Weil, Gotshal & Manges, LLP)
Meredith Brown (Debevoise & Plimpton)
Gene Oshman (Baker Botts LLP)
William S. Moss, III (Baker Botts LLP)




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
                                                    TRAVIS STREET PARTNERS, LLC
                                                              910 Travis Street
                                                                     Suite 2150
                                                           Houston, Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com
BY FAX AND BY COURIER

April 9, 2001 Board of Directors ICO, Inc.
11490 Westheimer
Suite 1000
Houston TX 77077

Ladies and Gentlemen:

Over the last three days, we have learned that Dr. Pacholder has informed various individuals that he has offered to sell ICO, Inc. ("ICO") to Travis Street Partners, LLC ("TSP") at a price of $2.65 per share, only to have us reject his proposal. We are writing you, and making this letter available to the investor public, to assure you that this is untrue. Although we delivered a proposal to acquire ICO for $305 million, including assumption of liabilities, or $2.65 per common share, Dr. Pacholder has never delivered any proposal to us. Nonetheless, with our financial partner and advisor, Deutsche Bank, we are ready to sit down with Dr. Pacholder to negotiate the offer he claims he has already made.

This development follows Dr. Pacholder's April 5, 2001 letter to shareholders which concedes some of the most important defects we have identified in ICO's proposed transaction with Varco, specifically including:

- The disclosure that ICO will pay $30 million in taxes, or approximately $1.33 per share, in the event that the Varco transaction is concluded as currently structured.

- The disclosure that ICO could in fact pay a $14 million "make-whole" premium, or $0.62 per share, to bondholders if ICO elects to redeem its Senior Notes and is unsuccessful in persuading bondholders to accept a lower price.

Since the combined effect of these two items appears to amount to as much as $44 million, or $1.95 per share - more than the market value of ICO's common stock today - we think that these disclosures are very important to investors and support the comments we have previously made about the lack of tangible value of the Varco transaction to shareholders, as structured, and the potential costs of Dr. Pacholder's proposed use of proceeds.

Further, we wonder why ICO proposes to redeem its outstanding preferred shares at a total cost of $32.2 million or $25 per share, when the preferred stock


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
traded at approximately $12 per share prior to TSP's initial proposal to the ICO Board. This redemption, which we do not believe is mandatory, would provide substantial liquidity to preferred shareholders while further reducing ICO's cash resources by approximately $1.59 per common share. We question whether this transaction fulfills the Board's fiduciary responsibility to common shareholders.

As an alternative, with the approval of the Board of Directors, Dr. Pacholder could today execute the attached Letter of Intent from TSP. If Dr. Pacholder seriously thinks ICO should be sold to TSP at $2.65 per share, as we understand he has publicly asserted, then we are providing him and the ICO Board with the means to commence that process.

We also note that Dr. Pacholder has made a number of assertions in his letter, which, to our knowledge, are not otherwise publicly substantiated and which cannot be calculated or evaluated, in our opinion, without disclosure of further information. These include the assertion that ICO's tangible net worth "should increase to about $97 million - approximately $4.27 per share"; the assertion that ICO "expects to be able to rationalize its cost structure" following the Varco sale'; the assertion that less than 25% of ICO's assets will consist of goodwill; and the assertion that ICO's debt to equity ratio will be less than 25% post-closing. It would be useful to common shareholders if Dr. Pacholder would substantiate all of these assertions through public disclosure in the form, for example, of a footnoted, pro forma post-closing balance sheet, citing the assumptions on which his assertions rest.

Very truly yours,


TRAVIS STREET PARTNERS, LLC

Timothy Gollin, Manager

Christopher N. O'Sullivan, Manager


cc: Eugene F. Cowell - Weil Gotshal & Manges attachment - Letter of Intent

ICO RECEIVES $305 MILLION LETTER OF INTENT FROM TSP

Today TSP released a letter to ICO's Board of Directors and an accompanying letter of intent in which TSP would acquire ICO for approximately $305 million, including assumption of liabilities, or $2.65 per common share in cash.

Click below to read the text of the cover letter to ICO's Board of Directors:

http://www.travisstreetpartners.com/FrameBoardLetter010409.htm

Click below to read the text of the TSP Letter of Intent:

http://www.travisstreetpartners.com/FrameICO_public_LOI_010409.htm










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
TRAVIS STREET PARTNERS,  LLC                                 910 TRAVIS STREET
                                                                    SUITE 2150
                                                         HOUSTON,  TEXAS 77002
                                                              FAX 713 759 2040
                                                              tel 713 759 2030
                                                  WWW.TRAVISSTREETPARTNERS.COM


INDEPENDENT ADVISORY FIRM RECOMMENDS TSP DIRECTOR SLATE
Dear Fellow ICO Inc. Shareholder:

You've already heard a lot from us about ICO's troubled history and its unusual corporate governance practices. IF YOU'VE WONDERED WHETHER ICO'S PROBLEMS WERE AS BAD AS WE'VE SAID, YOU DON'T HAVE TO TAKE OUR WORD FOR IT ANY MORE.

On April 3, 2001, Institutional Shareholder Services ("ISS"), the nation's largest independent proxy advisory firm, which provides its objective analytical services to institutional money managers, released a 16 page detailed analysis of the ICO proxy contest, RECOMMENDED THAT SHAREHOLDERS VOTE THE GOLD PROXY CARD TO ELECT THE TSP SLATE, and had these comments to make about ICO, its management team, and its Pacholder-led governance practices:

           - On the director vote: "We conclude that SHAREHOLDERS WOULD BEST BE SERVED BY THE ELECTION OF THE DISSIDENT SLATE OF directors, which will inject a healthy dose of independence into ICO's board."

           - On ICO governance: "THE BOARD CANNOT EXCUSE A PATTERN OF OVERGENEROUS COMPENSATION practices by blaming a compensation consultant."

           - On grants of voting rights to Dr. Asher "Al" O. Pacholder and Sylvia A. Pacholder: "The conferring of merger-related voting rights to the Pacholders creates AT LEAST AN APPEARANCE OF IMPROPRIETY since it starkly contradicts the "one share, one vote" rule of good corporate governance."

           - On compensation: "The historical composition of the Compensation Committee . . is particularly troublesome, since Mr. [William J.] Morgan [an ICO director and officer of Pacholder Associates, Inc.] and Dr. Pacholder were effectively setting one another's pay levels in a CLEAR BREACH OF GOOD GOVERNANCE PRACTICE."

           - On the possibility of a tender offer by TSP: "the terms OF ICO'S SHAREHOLDER RIGHTS PLAN APPEAR TO RENDER A TENDER EFFECTIVELY IMPOSSIBLE."

           -          On ICO's proposed sale of its oilfield services business:
                      "While proffered as shareholders' salvation, [it] is a LAST MINUTE DEAL THAT BEARS CLOSE EXAMINATION on that basis alone . . [and] . . offers no immediate payout to shareholders at a time when a clearly interested party has offered $2.65 per share to purchase the company in cash."

           - On the appropriateness of electing TSP's nominees: "we believe that THE ADDITION OF TSP'S NOMINEES WOULD BE BENEFICIAL WHETHER OR NOT [THE VARCO] DEAL IS CONSUMMATED."


LAST MINUTE DEALING, CLEAR BREACHES OF GOOD GOVERNANCE, APPEARANCE OF IMPROPRIETY, AND OVERGENEROUS COMPENSATION: THAT'S WHAT ISS SAYS ICO'S BOARD OF DIRECTORS HAS GIVEN SHAREHOLDERS IN THE LAST FIVE YEARS. IT'S TIME FOR CHANGE.

While Dr. Asher "Al" O. Pacholder and his wife, Sylvia A. Pacholder, your chairman and president respectively, were receiving voting rights, golden parachutes worth millions of dollars, perks, hundreds of thousands of stock options, and generous salaries, common shareholders lost their dividend, the common stock lost 80% of its market value, and the company lost 80% of its tangible net worth per share.

ISS has built its reputation on careful, considered analysis of proxy contests, and many of the nation's major financial institutions rely on ISS research to help them decide how to vote. ISS RECOMMENDS THAT YOU VOTE THE GOLD PROXY CARD AND ELECT THE TSP DIRECTOR SLATE.

On April 17, 2001, shareholders have an opportunity to bring change to ICO, Inc. But time is running out. We need your vote to make our mission successful. HELP US PULL THE RUG OUT FROM UNDER AL AND SYLVIA PACHOLDER BY ELECTING TSP DIRECTORS TO ICO'S BOARD. ICO'S VALUE BELONGS TO SHAREHOLDERS, NOT PACHOLDERS.

Please sign, date and return the enclosed GOLD proxy card to vote FOR the TSP nominees. If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Sincerely yours,

TRAVIS STREET PARTNERS, LLC




Christopher N. O'Sullivan, Manager





Timothy J. Gollin, Manager




                             PROTECT YOUR INVESTMENT

                           VOTE YOUR GOLD PROXY TODAY!





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